Exhibit 10.1

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”), dated as of May 6, 2015, is made by and between FIDELITY & GUARANTY LIFE BUSINESS SERVICES, INC. and CHRISTOPHER J. LITTLEFIELD (the “Executive”). The Company (as defined below) and the Executive are hereinafter also referred to individually as “Party” and together as “Parties.”

W I T N E S S E T H:

WHEREAS, Fidelity & Guaranty Life Business Services, Inc., and the Executive have previously entered into an employment agreement dated October 6, 2014, and wish to amend and restate such employment agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the promises, and of the mutual covenants and agreements hereinafter contained, the Company and the Executive agree as follows:

1. Term. The Executive’s employment under this Agreement will commence on May 1, 2015 (the “Effective Date”). Unless earlier terminated pursuant to Section 7 below, the Executive’s employment pursuant to this Agreement shall be for a period from the Effective Date through September 30, 2016 (the “Initial Term”). Effective upon the expiration of the Initial Term and of each Additional Term (as defined below), Executive’s employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions, for an additional period of one year (each, an “Additional Term”) unless either Party gives written notice to the other Party at least thirty (30) days but not more than ninety (90) days prior to the expiration of the Initial Term or such Additional Term, as the case may be, of the Party’s election not to extend the Initial Term or Additional Term unless earlier terminated pursuant to Section 7 below. The period during which Executive is employed pursuant to this Agreement, including any extension thereof in accordance with the preceding sentence, shall be referred to as the “Term”.

2. Title.

(a) Executive Position. During the Term, the Executive shall serve as the President and Chief Executive Officer of Fidelity & Guaranty Life (“FGL”), Fidelity & Guaranty Life Business Services, Inc., and Fidelity & Guaranty Life Insurance Company or their respective successors and assigns (collectively, the “Company”).

(b) Board Position. Effective as of April 1, 2015, the Executive has been elected to serve on the board of directors of FGL and Fidelity & Guaranty Life Insurance Company. No additional compensation shall be provided with respect to such board service.

3. Reporting. During the Term, the Executive shall report to the board of directors of FGL and any successor entity thereof (the “Board”).

4. Duties.

(a) During the Term, the Executive shall be responsible for such duties and have such authority and responsibilities as are consistent with his position that may be assigned to him from time to time by the Board. The Executive agrees to devote his full time, attention, skill, and energy to the duties set forth herein and to the business of the Company, and to use his best efforts to promote the success of the Company’s business. During the Term, at the request of the Board, the Executive may also serve as an officer or director of and shall perform certain services for subsidiaries and affiliates of the Company, in each case without any additional compensation.

(b) During the Term, the Executive shall devote substantially all of his business time and attention and his best efforts to the performance of his duties and responsibilities under this Agreement and shall not engage in any other business activity, except as may be approved by the Board; provided that nothing in this Agreement shall prohibit the Executive from (i) engaging in religious, charitable or other community or non-profit activities that do not impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement; or (ii) holding directorships in other companies after obtaining the consent of the Board; provided further that none of the activities permitted in clauses (i) and (ii) individually or in the aggregate interfere with the performance of the Executive’s duties under this Agreement. Executive shall not acquire or hold more than five percent of any class of publicly-traded securities of any business, except that Executive may have a passive investment in any such company to the extent that (i) the investment does not constitute more than 5% of the ownership, and (ii) Executive shall provide all required disclosure according to applicable Company policies including but not limited to the Company’s Personal Trading Policy and Conflicts of Interest Policy applicable to all employees.

5. Location. During the Term, the Executive shall be based in FGL’s offices in Des Moines, Iowa. However, the Executive acknowledges that in order to effectively perform his duties, he may be required to travel to such other places by such means and on such occasions as the Company may require.

6. Compensation and Benefits.

(a) Base Salary. Effective as of May 1, 2015, the Executive shall receive an annual base salary of US $800,000. The Executive’s base salary shall be payable in accordance with the Company’s normal payroll practices. Such base salary shall be subject to periodic review, and may be increased at the sole discretion of the Board. The annual base salary payable to Executive under this Section 6, as the same may be increased from time to time, shall hereinafter be referred to as the “Base Salary.”

(b) Bonus. During the Term, the Executive shall be eligible to receive an annual cash bonus in accordance with the terms of the Company’s annual bonus program, as such program may be amended, suspended or terminated from time to time, subject to and based on the attainment by Executive and/or the Company of applicable performance targets to be set by the Compensation Committee of the Board or by the Board (and any subcommittee that it may delegate to). The Executive shall be eligible for an annual target bonus opportunity equal to 100% of his Base Salary (provided that for fiscal year 2015, for purposes of the bonus opportunity Base Salary shall be equal to

$625,000, which is equal to seven months at $500,000 and five months at $800,000). Actual bonus payout may be more or less than target, based on Company and individual performance during the performance-measurement period. In order to receive any such bonus, except as otherwise provided in Section 8 hereof, the Executive must be actively employed by the Company on the date on which such bonus is scheduled to be paid to the Executive. Payment of the annual bonus, if any, shall be made between October 1 and January 31 following the fiscal year (ending September 30) to which it relates.

(c) Equity.

(i) On the second business day after the filing of the Company’s next 10-Q, the Executive shall be granted (A) 27,033 shares of restricted shares of Fidelity & Guaranty Life common stock (the “Restricted Stock”), which shall vest in equal annual installments on the first three anniversaries of February 1, 2015, and (B) 24,084 nonqualified stock options to purchase shares of Fidelity & Guaranty Life common stock (the “Options”), which shall vest and become exercisable in equal annual installments on the first three anniversaries of February 1, 2015 and shall have an exercise price per share equal to the fair market value of a share of common stock of FGL on the grant date. The terms and conditions of the Restricted Stock and the Options shall be determined by the Compensation Committee of the Board or by the Board (and any subcommittee that it may delegate to) and shall be set forth in restricted stock and stock option agreements, respectively, to be entered into between the Executive and Fidelity & Guaranty Life at the time such equity awards are granted and shall include, but not be limited to, the following: (A) the awards shall be subject to the terms and provisions of the Fidelity & Guaranty Life 2013 Stock Incentive Plan, (B) the Options shall have an expiration date that is seven (7) years from the date of grant (subject to early termination upon certain types of termination of employment or cancellation of the awards in a change in control), (C) the vesting of the awards shall accelerate upon a change in control if the awards are not honored or assumed, or new rights substituted therefor following the change in control, and (D) the Options shall be forfeited upon termination of employment by the Company for Cause.

(ii) During the Term on the Company’s first regular annual grant cycle following the Effective Date (intended to be December 2015), the Executive will be granted Restricted Stock with a grant date fair market value of $680,000 and Options with a grant date fair market value of $120,000, and in each case on the same terms and conditions, as the grant described in clause (i) above (except that the phrase “February 1 2015” shall be replaced with the phrase “the grant date”). During the Term, for each annual grant cycle thereafter, the Executive shall be eligible for an annual target grant opportunity equal to 100% of his Base Salary. Actual grant levels may be more or less than target, based on Company and individual performance during the performance-measurement period, as determined by the Compensation Committee of the Board or by the Board (and any subcommittee that it may delegate to).

(d) Vacation. During the Term, the Executive shall be entitled to 4 weeks of paid vacation annually, exclusive of United States legal holidays, during a calendar year and during each full year of employment, provided that the scheduling of the Executive’s vacation does not interfere with the Company’s normal business operations. Unused vacation days may not be carried over from one calendar year to the next, and shall be forfeited at the close of each calendar year.

(e) Benefits. During the Term, and provided that the Executive satisfies, and continues to satisfy, any individual plan eligibility requirements, the Executive shall be eligible to participate in, and receive benefits under, benefit programs maintained by the Company for its senior executives on terms and conditions set forth in such plans (as may be amended, modified or terminated).

(f) Reimbursement of Business Expenses. The Company shall reimburse the Executive for all reasonable and properly documented expenses incurred or paid by him in connection with the performance of his duties hereunder (including first-class air travel); provided that the Executive submits a request for such expense reimbursement together with such supporting documentation as the Company may require within thirty (30) days after such expenses are incurred and the Company shall reimburse all properly documented expenses no later than thirty (30) days after submission of such request for reimbursement and in any event no later than March 15th of the calendar year following the year in which such expenses were incurred.

(g) Withholdings. All payments made under this Agreement shall be subject to any and all Federal, state and local taxes and other withholdings to the extent required by applicable law. The Company shall have the power to withhold, or require Executive to remit to the Company promptly upon notification of the amount due, an amount sufficient to satisfy the statutory minimum amount of all Federal, state, local and foreign withholding tax requirements with respect to any payment of cash, or issuance or delivery of any other property hereunder to Executive or any third party, and the Company may defer any such payment of cash or issuance or delivery of such other property until such requirements are satisfied.

(h) Rules and Procedures. The Executive shall be provided with details of the Company’s rules and procedures. These rules and procedures (as amended from time to time) shall form part of the Executive’s contract of employment. To the extent that such rules and procedures conflict with the terms of this Agreement, the latter shall govern the terms of Executive’s employment.

7. Separation from Service.

(a) Due to Death. The Executive’s employment with the Company shall automatically terminate immediately upon his death.

(b) Due to Disability. If the Executive incurs a “Disability” (as defined below) during the Term, then the Board, in its sole discretion, shall be entitled to terminate the Executive’s employment upon written notice to the Executive. For purposes of this Agreement, “Disability” means that the Executive, as a result of illness or incapacity, is unable to perform substantially his required duties for a period of four (4) consecutive months or for any aggregate period of six (6) months in any twelve (12) month period. A termination of the Executive’s employment by the Company for Disability shall be communicated to the Executive by written notice and shall be effective on the tenth (10th) business day after receipt of such notice by the Executive, unless the Executive returns to full-time performance of his duties before such tenth (10th) business day.

(c) By the Company. During the Term, the Company shall be entitled to terminate the Executive’s employment with or without “Cause” by providing written notice to the Executive, provided that if the Company terminates the Executive’s employment without Cause (and not as a result of a Disability), then the Company must provide at least two (2) weeks of advance written notice (or pay in lieu thereof) of such decision to the Executive. No advance notice period is required for a termination by the Company for Cause. The Company reserves the right to withdraw any and all duties and responsibilities from the Executive, and to exclude the Executive from the Company’s premises, during such two-week notice period. For purposes of this Agreement, the Executive shall be deemed terminated for “Cause” if the Company terminates the Executive’s employment in writing after the Executive: (i) shall have been convicted, indicted for, or entered a plea of nolo contendere to, any felony or any other act involving fraud, theft, misappropriation, dishonesty, or embezzlement, (ii) shall have committed intentional and willful acts of misconduct that materially impair the goodwill or business of the Company or cause material damage to its or their property, goodwill, or business, (iii) shall have willfully refused to, or willfully failed to, perform in any material respect his duties hereunder, provided, however, that no such termination for Cause under this Section 7(c) shall be effective unless the Executive does not cure (if capable of prompt cure) such refusal or failure to the Company’s reasonable satisfaction as soon as practicable after the Company gives the Executive written notice identifying such refusal or failure (and, in any event, within ten (10) calendar days after receipt of such written notice) or (iv) if the Executive is barred or prohibited from serving in the insurance industry or serving as an officer of the Company. For purposes of determining Cause, no act or failure to act by the Executive shall be considered “willful” unless it is done or omitted to be done by the Executive in bad faith and without reasonable belief that his action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the written advice of counsel for the Company, shall be presumed to be done by the Executive in good faith and in the best interests of the Company. Any voluntary termination by the Executive in anticipation of a termination for Cause under this Section 7(c) shall be deemed a termination for Cause.

(d) By the Executive.

(i) During the Term, the Executive shall be entitled to terminate his employment with the Company with or without Good Reason by providing the Company with at least sixty (60) days of advance written notice of such decision. Upon the receipt of such written notice by the Company, the Company may accelerate the sixty-day notice period in order to make such termination effective prior to the expiration of the notice period. The Company shall only be required to compensate the Executive through the effective date of his separation from service, except as otherwise provided in Section 8. The Company reserves the right to withdraw any and all duties and responsibilities from the Executive, and to exclude the Executive from the Company’s premises, during such sixty-day notice period.

(ii) The Executive shall have “Good Reason” to terminate his employment with the Company upon the occurrence of one or more of the following events without either (I) the Executive’s express prior written consent or (II) full cure within 30 days after the Executive gives written notice to the Company requesting cure, such notice to be given by the Executive no later than 60 days after the date he first learns that the event has occurred; provided that the Executive terminates his employment no later than four (4) months following the date the Executive learns of the event constituting Good Reason: (A) any material diminution in the Executive’s title, responsibilities or authorities, (B) the assignment to the Executive of duties that are materially inconsistent with his duties as the President and Chief Executive Officer of the Company; (C) any change in the reporting structure so that the Executive reports to any person or entity other than the Board; (D) the relocation of the Executive’s principal office, or principal place of employment, to a location that is outside the Des Moines, Iowa area; (E) a breach by the Company of any material terms of this Agreement; (F) a Company initiated non-renewal of the Initial Term or any Additional Term in accordance with Section 1 or (G) any failure of the Company to obtain the assumption (in writing or by operation of law) of its obligations under this Agreement by any successor to all or substantially all of its business or assets upon consummation of any merger, consolidation, sale, liquidation, dissolution or similar transaction.

8. Compensation Upon Separation from Service.

(a) By Reason of Death or Disability. If the Executive incurs a separation from service with the Company by reason of his death or Disability pursuant to Section 7(a) or 7(b) above, then the Company shall pay to the Executive (or his estate, as appropriate) (i) his then current Base Salary through the termination date, (ii) any accrued but unused vacation days as of the termination date, and (iii) any earned and unpaid cash bonuses for any previously completed bonus years (clauses (i) through (iii) collectively, the “Accrued Obligations”), within thirty (30) days after the date of separation from service. In addition, if the Executive incurs a separation from service with the Company by reason of his death or Disability pursuant to Section 7(a) or 7(b) above, then the Company shall pay to the Executive (or his estate, as appropriate) by the January 31 following the fiscal year in which such separation of service occurs an amount equal to a pro rata share of the Executive’s cash bonus for the fiscal year in which such separation from service occurs based on actual performance for such fiscal year (without regard to the requirement to be employed on the payment date) in an amount equal to the Executive’s bonus multiplied by the number of days the Executive was employed by the Company in such fiscal year divided by 365 (the “Pro Rata Bonus”). Thereafter, the Company shall have no further obligations to the Executive.

(b) By the Company for Cause. If the Executive incurs a separation from service as a result of termination of employment by the Company for Cause pursuant to Section 7(c) above, then the Company shall pay to the Executive the Accrued Obligations within thirty (30) days after the date of the Executive’s separation from service due to Cause. Thereafter, the Company shall have no further obligations to the Executive.

(c) By the Company without Cause or by the Executive for Good Reason. If the Executive incurs a separation from service as a result of termination of employment by the Company without Cause (and not as a result of death or a Disability) pursuant to Section 7(c) above or by the Executive for Good Reason pursuant to Section 7(d)(i) above, then the Company shall pay or provide to the Executive:

(i) the Accrued Obligations, within thirty (30) days after the date of such separation from service;

(ii) the Pro Rata Bonus by the January 31 following the fiscal year in which the separation from service occurs; and

(iii) continued payment of Base Salary (plus an amount equal to 100% of the Executive’s target annual cash bonus as of his separation from service divided by the number of regularly scheduled pay dates per year) for twelve (12) months following such separation from service. All amounts owing under this clause (c)(iii) shall be payable in accordance with normal payroll practices.

(iv) In addition to the foregoing clause (c)(iii), if the Executive incurs a separation from service as a result of termination of employment by the Company without Cause (and not as a result of death or a Disability) pursuant to Section 7(c) above or by the Executive for Good Reason pursuant to Section 7(d) above, in each case during the period commencing six months prior to the consummation of a “change in control” and ending 18-months following the consummation of a “change in control”, as defined in the Fidelity & Guaranty Life 2013 Stock Incentive Plan, the Executive shall also receive payments equal to an additional 12 months Base Salary plus an amount equal to an additional 100% of the Executive’s target annual cash bonus, in each case payable at the same times as the payments made under the first sentence of clause (c)(iii).

(v) Any amounts payable to the Executive pursuant to any equity award agreement entered into between the Executive and FGL shall be payable by Fidelity & Guaranty Life as provided in such equity award agreement. Other than as set forth in this subsection, the Company shall have no further obligations to the Executive.

(d) By the Executive without Good Reason. If the Executive incurs a separation from service with the Company as a result of termination of employment by the Executive without Good Reason pursuant to Section 7(d)(i) above, then the Company shall pay to the Executive the Accrued Obligations within thirty (30) days of his separation from service. Thereafter, the Company shall have no further obligations to the Executive.

(e) General Release and Other Requirements.

(i) Notwithstanding any other provision of this Agreement to the contrary, as a condition to receiving any payments other than the Accrued Obligations that may be made pursuant to this Section 8, the Executive (or the executor or administrator of his estate in the event of Executive’s death) must execute and not revoke a general release agreement substantially in the form set forth in Exhibit A within thirty (30) days of the Executive’s separation from service with the Company and must comply with the Executive’s obligations under this Agreement. Notwithstanding anything else in this Section 8, except as otherwise required by Section 11(b) of this Agreement and subject to the Executive’s execution of the release agreement in accordance with this

Section 8(e)(i), payment of any amounts pursuant to this Section 8 (other than the Accrued Obligations) that would otherwise be paid in the first thirty (30) days following the Executive’s separation from service shall be paid on the 31st day following such separation from service.

(ii) Notwithstanding any other provision of this Agreement to the contrary, upon termination of Executive’s employment for any reason, and regardless of whether Executive continues as a consultant to the Company, unless otherwise requested by the Company in writing, the Executive shall automatically resign, as of the date of such termination of employment or such other date requested, from the Board and any committees thereof (and, if applicable, from the board of directors (and any committees thereof) of the Group and any affiliate of the Group) to the extent Executive is then serving thereon. The form of such resignation shall be as set forth on Exhibit B, and the failure of the Executive to comply with this Section 8(e)(ii) (by not resigning from the Board and any and all committees as contemplated hereby), shall constitute a material breach of this Agreement and may result in a termination for Cause (whether prospectively or retroactively) and the Executive shall not be entitled to receive or retain any severance or other payments under this Agreement (other than the Accrued Obligations).

(f) No Mitigation. The Executive shall not have a duty to mitigate damages by seeking other employment and there shall be no offset against any amounts or entitlements due to him hereunder or otherwise on account of any remuneration or benefits provided by any subsequent employment he may obtain.

(g) Termination in Connection with a Change in Control. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit the Executive would receive from the Company pursuant to this Agreement or otherwise (a “Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this Section 8(g), be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below). The “Reduced Amount” will be either (i) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (ii) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in the Executive’s receipt, on an after-tax basis, of the greatest amount of the Payment. If a reduction in the Payment is to be made, the reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; and (2) reduction of other benefits paid to the Executive. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Executive’s equity awards. If any portion of the Payments that would be reduced pursuant to the foregoing would not be so reduced if the stockholder approval requirements of Section 280G(b)(5) of the Code are satisfied, then the Company shall use commercially reasonable efforts to cause such portion of the Payments to be submitted for such approval prior to the event giving rise to such Payments.

9. Further Covenants.

(a) Definitions.

(i) “Client” or “Client List” means all Past, Present and Potential Clients as defined below.

(ii) “Confidential Information” means all secret, confidential or otherwise non-public information, knowledge or data relating to the Group, and their respective businesses or financial affairs, whether or not in writing, including but not limited to information related to: their suppliers and their businesses; prices charged to and terms of business with their customers; their marketing plans and sales forecasts; their financial information, results and forecasts; their proposals or plans for the acquisition or disposal of a company or business or any part thereof; their proposals or plans for any expansion or reduction of activities; their employees, including the employees’ performance, compensation and benefits; their research activities, inventions, trade secrets, designs, formulas and product lines; any information provided to the Group in confidence by its affiliates, customers, suppliers or other parties; and other information concerning and related to Clients; provided, however, that Confidential Information shall not include information that is already lawfully available to the public or already known by third parties who are under no obligation to keep such information confidential.

(iii) “F&G Companies” means, collectively, Fidelity & Guaranty Life Business Services, Inc., FGL, Fidelity & Guaranty Life Holdings, Inc., Fidelity & Guaranty Life Insurance Company, Fidelity & Guaranty Life Insurance Company of New York, and Raven Reinsurance Company (and any other affiliated entities hereafter formed), but “F&G Companies” does not include any Group Company.

(iv) “Group” means the F&G Companies and the Group Companies, collectively and singularly.

(v) “Group Company” means HRG Group, Inc., and any direct or indirect subsidiary of HRG Group, Inc. other than the F&G Companies.

(vi) “Past Client” means any person or entity who had been an investment advisory or insurance customer, distributor or client of the F&G Companies during the one (1) year period immediately preceding the termination of Executive’s employment with the F&G Companies and with which Executive dealt while at the F&G Companies or which became known to Executive during the course of his employment at the F&G Companies.

(vii) “Potential Client” means any person or entity to whom the F&G Companies have offered (by means of a personal meeting, telephone call, or a letter or written proposal specifically directed to the particular person or entity) within the one (1) year immediately preceding the termination of Executive’s employment to serve as investment adviser or to provide or distribute insurance products but which is not at such time an investment advisory or insurance customer, distributor or client of the F&G Companies and with which Executive dealt while at the F&G Companies or which became known to Executive during the course of his employment at the F&G Companies; this definition includes persons or entities for which a plan exists to make such an offer, but excludes persons or entities solicited or to be solicited solely by form letters and blanket mailings.

(viii) “Present Client” means any person or entity who at the time of Executive’s termination of employment is an investment advisory or insurance customer, distributor or client of the F&G Companies and with which Executive dealt while at the F&G Companies or which became known to Executive during the course of his employment at the F&G Companies.

(b) All Business to Be the Property of the Group; Assignment of Intellectual Property.

(i) Executive agrees that any and all presently existing investment advisory and insurance business of the Group and all business developed by Executive or any other employee of the Group, including without limitation all investment advisory and insurance contracts, distribution agreements, fees, commissions, compensation records, performance records, Client Lists, agreements and any other incident of any business developed or sought by the Group or earned or carried on by Executive during his employment with the Group, are and shall be the exclusive property of the Group for its sole use and (where applicable) shall be payable directly to the Group. Executive grants to the Group Executive’s entire right, title and interest throughout the world, if any, in and to all research, information, Client Lists, product lists, distributor lists, identities, investment profiles and particular needs and characteristics of Clients, performance records, and all other investment advisory, insurance, technical and research data made, conceived, developed and/or acquired by Executive solely, jointly or in common with others during the period of Executive’s employment by the Group, that relate to the Group’s business as it was or is now rendered or as it may, from time to time, hereafter be rendered or proposed to be rendered during the Term.

(ii) Any inventions and any copyrightable material developed by Executive in the scope of his employment with the Group shall be promptly disclosed to the Group and will be “works for hire” owned by the Group. Executive will, at the Group’s expense, do whatever is necessary to transfer to the Group, and document its ownership of, any such property.

(c) Confidentiality. Executive shall not, either during the period of Executive’s employment with the Group or thereafter, use for Executive’s own benefit or disclose to or use for the benefit of any person outside the Group, any information concerning Confidential Information, whether Executive has such information in Executive’s memory or embodied in writing or other tangible or electronic form. All Confidential Information, and all originals and copies of any Confidential Information, and any other written material relating to the business of the Group, including information stored electronically, shall be the sole property of the Group. Executive acknowledges and agrees that the Confidential Information has been and will be developed by the effort and expense of the Group; that such Confidential Information has economic value to the Group and would have significant economic value to the Group’s competitors if divulged; that the Confidential Information is not available to the Group’s competitors; and that keeping the Confidential Information from the Group’s competitors has economic value to the Group. Upon the termination of Executive’s employment in any manner or for any reason, Executive shall promptly surrender to the Group or destroy all originals and copies of any Confidential Information, and Executive shall not thereafter retain or use any Confidential Information for any purpose.

(d) Trade Secrets. Executive acknowledges that while employed by the Group, Executive will have contact with and become aware of the Group’s proprietary insurance product information, and proprietary business processes and strategy (the “Trade Secrets”). Executive agrees that the Trade Secrets are a valuable asset of the Group. Executive further agrees that the Trade Secrets have been and will be developed by the Group and would have significant economic value to the Group’s competitors if divulged; that the Trade Secrets are not available to the Group’s competitors; that keeping the Trade Secrets confidential from the Group’s competitors has economic value to the Group; and that the Group takes reasonable steps to protect the confidentiality of the Trade Secrets.

(e) Restrictive Covenants.

(i) For twelve (12) months following the date when the Executive ceases to be an employee of the Company (“Termination Date”), irrespective of the reason for the termination, Executive shall not, directly or indirectly, solicit or attempt to solicit, or assist others in soliciting or attempting to solicit, any Client of the F&G Companies for the purpose of providing investment advisory or insurance services, insurance products or insurance distribution services. For twelve (12) months following the Termination Date, irrespective of the reason for the termination, Executive shall not, directly or indirectly, solicit or attempt to solicit, or assist others in soliciting or attempting to solicit, any independent marketing organizations of the F&G Companies for the purpose of providing investment advisory or insurance services or products or distribution services. Executive agrees that the restriction contained in this Section is necessary to protect the Company’s business and property in which the Company has made a considerable investment, and to prevent misuse of the Confidential Information and Trade Secrets.

(ii) For eighteen (18) months following the termination of Executive’s employment with the F&G Companies, irrespective of the reason for the termination, Executive shall not directly or indirectly solicit, recruit, induce away, or attempt to solicit, recruit, or induce away, or hire any employee, director or officer of the F&G Companies with whom Executive had contact during Executive’s employment with the F&G Companies. For purposes of this paragraph, “contact” means any personal interaction whatsoever between the individual and Executive.

(iii) For twelve (12) months following the termination of the Executive’s employment with the F&G Companies, irrespective of the reason for the termination, the Executive shall not, without the written consent of the F&G Companies, directly or indirectly carry on or participate in a Competing Business (as defined below). A “Competing Business” shall mean a life insurance or annuity business, or a business in the life insurance or annuity industry, in the United States of America. The phrase “carry on or participate in a Competing Business” shall include engaging in any of the following activities, directly or indirectly: (A) Carrying on or engaging in a Competing Business as a principal, or on the Executive’s own account, or solely or jointly with others as a director, officer, agent, employee, consultant or partner, or stockholder, limited partner or other interest holder owning more than five (5) percent of the stock or equity interests or securities convertible into more than five (5) percent of the stock or equity interests in any entity that is carrying on or engaging in a Competing Business; (B) as agent or principal, carrying on or engaging in any activities or negotiations with respect to the acquisition or disposition of a Competing Business; (C) extending credit for the purpose of establishing or operating a Competing Business; (D) lending or allowing the Executive’s name or reputation to be used in a Competing Business; or (E) otherwise allowing the Executive’s skill, knowledge or experience to be used in a Competing Business.

(iv) Executive and the F&G Companies agree that the period of time and the geographic area applicable to the covenants of Section 9(e) are reasonable and necessary to protect the legitimate business interests and goodwill of the F&G Companies in view of (A) Executive’s senior executive position within the F&G Companies, (B) the geographic scope and nature of the business in which the F&G Companies are engaged, (C) Executive’s knowledge of the F&G Companies’ business, and (D) Executive’s relationships with the Clients.

(f) Executive shall comply with every applicable rule of law and the rules and regulations of regulatory authorities insofar as the same are applicable to his employment with the Group.

(g) The following non-disparagement provisions shall apply:

(i) Executive shall not disparage, portray in a negative light or make any statement which would be harmful to, or lead to unfavorable publicity for, the Group, or any of their current or former directors, officers or employees, including, without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials and materials or information displayed on internet or internet-related sites; provided, however, that this agreement does not apply to the extent Executive is making truthful statements when required by law or by order of a court or other legal body having jurisdiction or when responding to an inquiry from any governmental or regulatory organization.

(ii) The F&G Companies shall instruct its senior officers and directors not to disparage, portray in a negative light, or make any statement which would be harmful to or lead to unfavorable publicity for, Executive, including, without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials and materials or information displayed on internet or internet-related sites; provided, however, that this agreement does not apply to the extent the F&G Companies is making truthful statements when required by law or by order of a court or other legal body having jurisdiction or when responding to an inquiry from any governmental or regulatory organization.

(h) At no time after the Termination Date shall Executive represent himself as being interested in or employed by or in any way connected with the Group, other than as a former employee of the Group.

(i) Executive agrees to (i) provide truthful and reasonable cooperation, including but not limited to his appearance at interviews and depositions, in all legal matters, including but not limited to regulatory and litigation proceedings relating to his employment or area of responsibility at the Group, whether or not such matters have already been commenced and through the conclusion of such matters or proceedings, and (ii) to provide to the Group’s counsel all documents in Executive’s possession or control relating to such regulatory or litigation matters. The F&G Companies will reimburse Executive for all reasonable travel expenses in connection with such cooperation.

(j) The provisions of this Agreement, including but not limited to this Section 6, shall continue to apply with full force and effect should Executive transfer between or among the Group, wherever situated, or otherwise become employed by any other member of the Group, or be promoted or reassigned to any position. In the event that Executive becomes employed by a member of the Group other than the F&G Companies, this Agreement shall be read to substitute the other company’s name wherever the F&G Companies are referenced and the F&G Companies’ rights under this Agreement shall be assigned to Executive’s new employer and Executive consents to such assignment, so long as Executive’s rights are in no way diminished or prejudiced by such assignment.

(k) The Group shall have the right to communicate Executive’s ongoing obligations under this Agreement to any entity or individual by whom Executive becomes employed or with whom Executive becomes otherwise engaged following termination of employment with the Group, and Executive consents to the Group making that communication.

(l) To the extent any of the covenants of this Section 9 or any other provisions of this Agreement shall be deemed illegal or unenforceable by a court or other tribunal of competent jurisdiction with respect to (i) geographic area, (ii) time period, (iii) any activity or capacity covered by such covenant or contractual provision, or (iv) any other term or provision of such covenant or contractual provision, the covenant or contractual provision shall be construed to the maximum breadth determined to be legal and enforceable and the illegality or unenforceability of any one covenant or contractual provision shall not affect the legality and enforceability of the other covenants or contractual provisions.

(m) Executive acknowledges and agrees that the Company’s remedy at law for any breach of the provisions of Section 9 of this Agreement would be inadequate and that for breach of such provisions the Company shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, be entitled to temporary, preliminary and permanent injunctive relief as well as to enforce its rights by an action for specific performance to the extent permitted by law. Executive expressly consents to the granting of temporary, preliminary, and permanent injunctive relief and/or specific performance for breach of this Agreement. The F&G Companies agree to the foregoing provisions of this Section 9 with respect to actions by Executive to enforce Section 9(g)(ii).

(n) Executive acknowledges that his agreement to comply with these restrictions was an inducement for the Group to continue to employ Executive and to enter into this Agreement with Executive.

10. Arbitration.

(a) Except as provided in Section 10(b), any dispute or controversy between the parties hereto, including without limitation, any and all matters relating to this Agreement, Executive’s employment with the Company and the cessation thereof, and all matters arising under any federal, state or local statute, rule or regulation, or principle of contract law or common law, including but not limited to any and all medical leave statutes, wage-payment statutes, employment discrimination statutes and any other equivalent federal, state or local statute, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in the Greater Des Moines, Iowa metropolitan area pursuant to the AAA’s National Rules for the Resolution of Employment Disputes (or their equivalent), which arbitration shall be confidential, final and binding to the fullest extent permitted by law. Except as provided in Section 10(c), the Company shall pay seventy-five percent (75%) of the fees and costs imposed by the arbitrator and the Executive shall pay twenty-five percent (25%) of such fees and costs, and each Party shall be responsible for its own attorneys’ fees. Each Party hereby agrees to and does take the following action:

(i) irrevocably submits to the jurisdiction of state or federal courts in the State of Iowa for the purpose of enforcing the award or decision in any such proceeding;

(ii) waives, and agrees not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that (A) the Party is not subject personally to the jurisdiction of the above-named courts, (B) the Party’s property is exempt or immune from attachment or execution, cg the suit, action or proceeding is brought in an inconvenient forum, (C) the venue of the suit, action or proceeding is improper, or (D) this Agreement or the subject matter hereof may not be enforced in or by such court;

(iii) waives, and agrees not to seek any review by a court in another jurisdiction that may be called upon to enforce the judgment of any of the above-referenced courts; and

(iv) consents to service of process by registered or certified United States mail, postage-prepaid, return receipt requested, or an equivalent governmental mail service, at the address set forth in the Notice provision of this Agreement.

Each Party agrees that such Party’s submission to jurisdiction and consent to service of process by United States registered or certified mail, or an equivalent governmental mail service, is for the express benefit of the other Party. Final judgment against either Party in any action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

(b) Notwithstanding Section 10(a), if the legal action involves an alleged breach of an obligation under Section 9 of this Agreement (Further Covenants) by the Executive, which breach may give rise to immediate and irreparable harm, the Company may seek injunctive relief in any state or federal court of competent jurisdiction in the State of Iowa. (Such action for injunctive relief shall be resolved by a judge alone, and both parties waive the right to a jury.)

(c) If either Party brings an arbitration proceeding under Section 10(a) resulting from an alleged breach of an obligation under Section 9 of this Agreement (Further Covenants) by the other Party, or files suit for injunctive relief to enforce its rights under Section 10(b), and prevails in its action, the prevailing Party shall also be entitled to recover from the other Party all reasonable expenses incurred by the prevailing party in preparing for and taking such action, including, but not limited to, investigative costs, arbitration or court costs (as the ease may be), and attorneys’ fees.

11. Section 409A.

(a) Section 409A. This Agreement shall be construed to be in compliance with or exempt from Section 409A. For purposes of this Agreement, the term “separation from service” has the meaning set forth in Section 409A. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A relating to “separation from service. To the extent that any reimbursements under this Agreement are taxable to Executive, any such reimbursement payment due to Executive shall be paid to Executive as promptly as practicable, and in all events on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. The reimbursements pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that Executive receives in any other taxable year.

(b) Six Month Wait. Notwithstanding anything else to the contrary in this Agreement, if (i) the Executive is entitled to receive payments or benefits under this Agreement by reason of his separation from service other than as a result of his death, (ii) the Executive is a “specified employee” (within the meaning of Section 409A) of a company, the stock of which is publicly traded, for the period in which the payment or benefits would otherwise commence, and (iii) such payment or benefit would otherwise subject the Executive to any tax, interest or penalty imposed under Section 409A (or any regulation promulgated thereunder) if the payment or benefit would commence within six months of a termination of the Executive’s employment with the Company, then such payment or benefit required under this Agreement shall not commence until the day immediately following the six-month anniversary of the termination of the Executive’s employment. For purposes of Section 409A, each of the payments that may be made under this Agreement are designated as separate payments.

12. Notices. All notices, requests, demands and other communications provided for in this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified United States mail, as appropriate, postage-prepaid, return receipt requested, or an equivalent governmental mail service, to the following addresses, or such other addresses as the Parties may furnish in accordance with this Section 12:

If to the Company:

Fidelity & Guaranty Life Business Services, Inc.

1001 Fleet Street

Baltimore, Maryland 21202

Attn: General Counsel

If to the Executive:

to the address of the Executive’s primary residence (as reflected on the records of the Company)

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice pursuant to this Section 12 shall be effective on the date of delivery in person or by courier, or three (3) days after the date mailed.

13. Severability. In the event that any of the provisions of this Agreement, or the application of any such provisions to the Executive or the Company with respect to obligations hereunder, is held to be unlawful or unenforceable by any court or arbitrator, the remaining portions of this Agreement will remain in full force and effect and will not be invalidated or impaired in any manner.

14. Waiver. No waiver by any party hereto of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of any other term or covenant contained in this Agreement.

15. Entire Agreement. This Agreement contains the entire agreement between the Executive and the Company with respect to the subject matter of this Agreement, and supersedes any and all prior agreements and understandings, oral or written, between the Executive and the Company with respect to the subject matter of this Agreement, including but not limited to the employment agreement between the Company and the Executive dated October 6, 2014. For the avoidance of doubt, any equity awards granted to the Executive by FGL prior to the date hereof shall be governed by the terms of those equity awards and severance, if any, payable to the Executive shall be in accordance with the terms of this Agreement and Executive shall not be entitled to receive severance under any other plan, policy or arrangement.

16. Amendments. This Agreement may be amended only by an agreement in writing signed by the Executive and an authorized representative of the Company (other than the Executive).

17. Successors and Assigns. Because the Executive’s obligations under this Agreement are personal in nature, the Executive’s obligations may only be performed by the Executive and may not be assigned by him. This Agreement is binding upon the Executive’s successors, heirs, executors, administrators and other legal representatives, and shall inure to the benefit of the Company and its subsidiaries, successors and assigns. The Company may assign its rights and obligations under this Agreement without prior written approval of Executive upon the transfer of all or substantially all of the business and/or assets of the Company (by whatever means).

18. Consultation with Counsel. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel of his own choosing concerning the terms, enforceability and implications of this Agreement.

19. Attorneys’ Fees. Subject to appropriate documentation of fees and services, the Company agrees to reimburse the Executive for reasonable attorneys’ fees incurred for the review and negotiation of this Agreement, up to a maximum amount of $10,000, but reduced to reflect any applicable tax withholdings required at law.

20. No Other Representations. The Executive acknowledges that the Company has made no representations or warranties to the Executive concerning the terms, enforceability or implications of this Agreement other than as reflected in this Agreement.

21. Headings. The titles and headings of sections and subsections contained in this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

22. Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts shall together constitute but one agreement.

23. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Iowa, without giving effect to its conflict of laws principles.

24. No Construction against Drafter. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

25. Guarantee. FGL and Fidelity & Guaranty Life Insurance Company shall guarantee the Company’s obligations, if any, to the Executive any amounts owned under this Agreement.

26. Further Assurances. The Parties hereby agree, at the request of any other party, to execute and deliver all such other and additional instruments and documents and to do such other acts and things as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

27. Survival. The rights and obligations of the parties under the provisions of this Agreement (including without limitation, Sections 7 through 11) shall survive, and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement, the termination of Executive’s employment hereunder or any settlement of the financial rights and obligations arising from Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FIDELITY & GUARANTY LIFE BUSINESS SERVICES, INC.

By:	/s/ Rose Boehm
	Name:	Rose Boehm
	Title:	Senior Vice President, Human Resources

EXECUTIVE

/s/ Christopher J. Littlefield
Christopher J. Littlefield

Solely for purposes of Section 25
FIDELITY & GUARANTY LIFE

By:	/s/ Eric Marhoun
	Name:	Eric Marhoun
	Title:	General Counsel

Solely for purposes of Section 25
FIDELITY & GUARANTY LIFE INSURANCE COMPANY

By:	/s/ Eric Marhoun
	Name:	Eric Marhoun
	Title:	General Counsel

EXHIBIT A

SEVERANCE AGREEMENT, RELEASE, AND COVENANT NOT TO SUE

THIS SEVERANCE AGREEMENT, RELEASE, AND COVENANT NOT TO SUE (the “Agreement”) is entered into by and between Fidelity & Guaranty Life Business Services, Inc., including all of its past and present parents, subsidiaries, affiliates and related entities (collectively, the “Employer”), and Christopher J. Littlefield (or if applicable, the administrator or personal representative of his estate) (“Executive”).

WHEREAS, the Executive’s employment with the Employer in accordance with the terms of the Employment Agreement dated May 6, 2015 between the Employer and the Executive (the “Employment Agreement”) will terminate or has terminated, and the Executive and Employer wish to resolve all outstanding matters pertaining to Executive’s employment and intend that this termination be accomplished in a positive spirit and in the interest of goodwill between them.

NOW THEREFORE, in consideration of the promises and covenants contained herein, Executive and Employer agree as follows:

1. Conclusion of Executive’s Employment. Effective [insert date] (the “Separation Date”), Executive’s employment with Employer will end (or has ended) and, except for the obligations undertaken by Employer in this Agreement, Employer shall have no further obligations to Executive. Notwithstanding anything in this Agreement to the contrary, upon termination of Executive’s employment for any reason, and regardless of whether Executive continues as a consultant to the Company, unless otherwise requested by the Company in writing, the Executive shall automatically resign, as of the date of such termination of employment or such other date requested, from the Board and any committees thereof (and, if applicable, from the board of directors (and any committees thereof) of the Group and any affiliate of the Group) to the extent Executive is then serving thereon. The form of such resignation shall be as set forth on Exhibit A and the Executive agrees to execute any documents reasonably required to effectuate the foregoing and failure to comply with this provision shall constitute a material breach of this Agreement and may result in a termination for Cause (whether prospectively or retroactively) and the Executive shall not be entitled to receive or retain any severance or other payments under this Agreement or the Employment Agreement (other than the Accrued Obligations). Capitalized terms used but not defined herein shall have the meaning set forth in the Employment Agreement.

2. Separation Benefits and IRC Section 409A Compliance.

(a) In exchange for execution of this Agreement, Executive (or his estate) shall be entitled to the payments and benefits set forth in Section 8(a) (Death or Disability) or 8(c) (Involuntary Termination without Cause, or Termination with Good Reason) of the Employment Agreement (as applicable based on the circumstances of the Executive’s termination of employment).

The parties intend that the payments and benefits to which Executive could become entitled in connection with a termination of employment shall comply with or meet an exemption from Section 409A of the Internal Revenue Code. In this regard, notwithstanding anything in this Agreement to the contrary, all cash amounts that become payable under this Agreement shall be paid within the “short-term deferral” period described in Section 1.409A-1(b)(4) of the Treasury Regulations, shall qualify for the exception for “separation pay” set forth in Section 1.409A-1(b)(9) of the Treasury Regulations or another exception, or shall comply with Section 409A of the Internal Revenue Code. Payments subject to Section 409A of the Internal Revenue Code that are due upon termination of employment shall be made only upon “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code, and shall be subject to the 6-month payment delay described in Section 409A(a)(2)(B)(i) of the Internal Revenue Code if the Executive is a “specified employee” as described therein. In the event that it is determined that the terms of this Agreement do not comply with Section 409A of the Code, the parties will negotiate reasonably and in good faith to amend the terms of this Agreement so that it complies (in a manner that preserves the economic value of the payments and benefits to which Executive may become entitled without material increased cost to the Company) so that payments are made within the time period and in a manner permitted by the applicable Treasury Regulations. The Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of the Executive in connection with this Agreement (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of the Group or any of their affiliates shall have any obligation to indemnify or otherwise hold the Executive (or any beneficiary) harmless from any or all of such taxes or penalties.

3. Return of Property. Executive shall return all Employer property, including all computers, blackberries, other personal data devices, phones, credit cards, keys, and other property of the Employer that are in the Executive’s possession or control, to Employer on or before the Separation Date and hereby represents compliance with this Paragraph. Specifically, Executive covenants that, as of the Separation Date, Executive returned to Employer, in good order and condition, any and all books, records, lists, and other written, typed, printed, or electronically stored material (including, but not limited to, computer disks and customized computer programs), or any other information of any kind deemed by Employer to be confidential and/or proprietary, whether furnished by Employer, or prepared by Executive, that contains any information relating to the business of Employer, and Executive covenants that Executive has not and will not retain copies of those materials, nor will Executive retain electronically stored data containing such information.

4. General Release and Covenant Not To Sue. Executive hereby irrevocably discharges and releases Employer, its officers, directors, employees, agents, predecessors, successors and assigns, and all other persons, corporations, partnerships, affiliates, or other entities acting on its behalf (collectively, “Released Parties”), from any and all past, present, or future grievances, claims, demands, debts, defenses, actions, or causes of action (including, but not limited to, breach of contract, defamation, intentional infliction of emotional distress, harassment, battery, or any other cause of action arising under common law, tort, or contract), covenants, contracts, agreements, promises, obligations, damages, or liabilities of whatever kind or nature, known or unknown, including, but not limited to, any claim of employment discrimination arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act of 1993 (“FMLA”), 42 U.S.C. §§ 1981, 1985(3), and

1986, the Employee Retirement Income Security Act of 1974, the Age Discrimination In Employment Act (“ADEA”), and/or any other federal or state statute or common law prohibiting employment discrimination that Executive now has, has had, or may have, whether the same be at law, in equity, or mixed, in any way arising from or relating to any act, omission, failure to act, occurrence, or transaction occurring before termination of employment, it being expressly understood by Executive that, by the execution of this Agreement, Executive has given Employer a general release of any and all such claims Executive may have against Employer. This is a general release. Executive expressly acknowledges that this general release includes, but is not limited to, any claims arising out of or related to Executive’s employment with the Company and Executive’s separation therefrom.

By signing this Agreement, Executive expressly acknowledges and represents that: (i) Executive suffered no injuries or occupational diseases arising out of or in connection with Executive’s employment with Employer; (ii) Executive received all wages to which Executive was entitled, including all commission payments; (iii) Executive received all leave to which Executive was entitled under the FMLA; and (iv) Executive is not aware of any facts or circumstances constituting a violation of the FMLA, the FLSA, or any applicable state wage payment act.

Executive expressly states, understands, intends, and agrees that, to the fullest extent permitted by law, this Agreement forever precludes Executive from bringing, instituting, maintaining, further pursuing, or participating in any lawsuit against the Released Parties for any causes or claims released in this Paragraph 4, other than a lawsuit to challenge this Agreement’s compliance with the Older Workers Benefit Protection Act (“OWBPA”). Executive represents that Executive has not filed or otherwise initiated any lawsuit, charge, claim, or demand against any of the Released Parties. Executive further agrees and covenants that should Executive or any person, organization, or other entity bring or file, or cause or permit to be brought or filed, any civil action, suit, or administrative or legal proceeding involving any matter occurring at any time prior to the Separation Date, Executive is not and will not be entitled to any monetary or other comparable relief on Executive’s own behalf. With Executive’s release of claims in this Agreement, Executive specifically assigns to Employer Executive’s right to any recovery arising from any such proceeding.

5. OWBPA. Pursuant to the OWBPA, Executive acknowledges and understands that:

(a) Executive is waiving claims for age discrimination under the ADEA in exchange for the payment and benefits described above, to which Executive is not otherwise entitled;

(b) Executive has been advised in writing to consult an attorney prior to signing this Agreement;

(c) Executive has been given a period of [XX] days (from the date of notification) within which to review and consider this Agreement before signing it, although Executive need not wait for the [XX]-day period to expire before executing the Agreement. Absent such execution, this Agreement shall be deemed withdrawn and rendered null and void;

(d) Executive may revoke this Agreement by providing written notice to the Employer within seven days following its execution, and that the Agreement shall not become effective and enforceable until such seven-day period has expired;

(e) Executive has carefully read and fully understands all of the provisions of the Agreement, including the rights provided in this Paragraph, and Executive is knowingly and voluntarily agreeing to its terms by executing the Agreement; and

Any notice of revocation of this Agreement shall not be effective unless given in writing and received by the Employer within the seven-day revocation period via personal delivery or overnight mail addressed as follows:

Fidelity & Guaranty Business

Services, Inc.

1001 Fleet Street

Baltimore, Maryland 21202

Attn: General Counsel

6. Conditions Precedent. The performance by Employer of the obligations imposed upon it by this Agreement is expressly conditioned upon Executive delivering a signed copy of this Agreement to Employer and not revoking it in accordance with Paragraph 5.

7. Discovery of New Facts. Executive acknowledges that Executive may, following the Separation Date, discover facts different from or in addition to what Executive now knows or believes to be true with respect to the matters released herein or set forth herein, and Executive agrees that the release contained herein shall be and will remain effective in all respects notwithstanding such different or additional facts. It is intended hereby that Executive fully and forever settles and releases all such matters and all claims relative thereto that now exist, may now exist, or heretofore have existed relating to Executive’s employment with Employer.

8. Adequate Investigation. Executive represents that Executive has made such investigation of the facts pertaining to this Agreement as Executive deems necessary, and in executing this Agreement, Executive assumes the risk of mistake with respect to such facts. This Agreement is intended to be final and binding upon Executive, regardless of any claims of mistake.

9. Protection of Business.

(a) Covenants. The provisions of Sections 9 (Further Covenants) of the Employment Agreement are hereby incorporated into this Agreement and shall continue to apply in accordance with their terms.

(b) Remedies. Executive acknowledges that Employer will suffer irreparable injury should Executive breach any of the provisions incorporated by reference into this Paragraph 9. Employer shall be entitled to injunctive or other equitable relief because of irreparable injury and damage caused by a breach of any provision incorporated by reference into this Paragraph 9. The existence of this right shall not preclude any other rights or remedies at law or in equity that Employer may have, including monetary relief. This right to injunctive relief shall include the right to both preliminary and permanent injunctions, without the necessity of Employer posting any bond. Executive waives the right to assert a breach of contract or other alleged wrong by Employer, other than an alleged breach by the Employer of its obligations under Section 8(a) (Death or Disability), 8(c) (Involuntary Termination without Cause, or Termination with Good Reason), or 9(g) (Non-Disparagement), as a defense to a claimed violation of any provision incorporated by reference into this Paragraph 9.

10. Fully-Inclusive Agreement. Executive represents that Executive has not relied on any other oral or written representations of any kind made by any person in connection with Executive’s decision to sign the Agreement. This Agreement contains the entire agreement between Executive and Employer with regard to the matters set forth herein, and the Agreement supersedes any and all prior agreements, contracts, understandings, discussions, or negotiations, whether oral or written, express or implied, between the parties with respect to the subject matter hereof, except for the provisions of the Employment Agreement which survive in accordance with its terms.

11. Binding Agreement. This Agreement is binding upon and for the benefit of Executive and his heirs, executors, administrators, and successors, wherever the context requires or admits.

12. No Transfer of Rights. Executive represents that Executive has not assigned or transferred, or purported to assign or transfer, to any person, firm, corporation, or other entity whatsoever any of the claims, demands, or causes of action released in Paragraph 4. Executive agrees to indemnify and hold harmless Employer against any claim, demand, debt, obligation, liability, cost, expense, right of action, or cause of action based on, arising out of, or connected with any such transfer or assignment, or purported transfer or assignment, including attorneys’ fees.

13. No Admission of Liability. This Agreement is not intended to be, nor will it be alleged to constitute, evidence or an admission by Employer of any liability, omission, or wrongdoing of any kind whatsoever, nor shall this Agreement be offered or received into evidence or otherwise filed or lodged in any proceeding against Employer, except as may be necessary to prove the terms of this Agreement or to enforce the same.

14. Severability and Reformation. If any provision or any portion of any provision of this Agreement is held to be invalid or unenforceable, the Parties hereto expressly agree and authorize the court to modify or sever such provision or portion thereof so as to render such provision valid and enforceable to the maximum extent lawfully permissible.

15. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matters hereof and may not be changed, waived, discharged, or terminated unless agreed to by both parties and only by an instrument in writing, signed by both parties. The use of any tense or conjugation includes all tenses and conjugations. This Agreement shall be construed in accordance with and governed by the laws of the State of Iowa, without reference to the principles of conflicts of laws.

16. Cooperation With Employer. Executive agrees that he will cooperate with Employer, its agents, and its attorneys with respect to any matters in which Executive was involved during Executive’s employment with Employer or about which Executive has information, and will provide upon request from Employer all such information or information about any such matter.

17. Enforcement. The provisions set forth in Sections 9(m) and 10 of the Employment Agreement regarding injunctive relief and arbitration are hereby incorporated by reference and shall apply for purposes of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement with the intention of making this a document under seal.

THIS IS A KNOWING AND VOLUNTARY WAIVER AND RELEASE OF ALL LEGAL CLAIMS THAT EXECUTIVE MAY POSSESS. EXECUTIVE IS INSTRUCTED TO READ THE AGREEMENT CAREFULLY BEFORE SIGNING.

Christopher J. Littlefield	Date

FIDELITY & GUARANTY BUSINESS SERVICES, INC.

By:
Date

EXHIBIT B

Resignation Letter

[insert date of termination]

The undersigned hereby irrevocably resigns from any and all positions he may hold as an officer, director or manager of Fidelity & Guaranty Life, Fidelity & Guaranty Life Business Services, Inc., and Fidelity & Guaranty Life Insurance Company (collectively, the “Company”), the F&G Companies and the Group Companies (each as defined in that certain employment agreement between the undersigned and Fidelity & Guaranty Life Business Services, Inc., dated as of May 6, 2015) and any of their subsidiaries and affiliates (collectively, the “Entities”) effective as of [insert date of termination]. Such resignation is irrevocable once executed and shall be effective without the need for acceptance or any further action by any member of the Entities.

Christopher J. Littlefield